SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              QUANEX CORPORATION
               (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.    Title of each class of securities to which transaction applies: N/A

     2.    Aggregate number of securities to which transaction applies: N/A

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

     4.    Proposed maximum aggregate value of transaction: N/A

     5.    Total fee paid: N/A

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.    Amount Previously Paid:  N/A
     2.    Form, Schedule or Registration Statement No.:  N/A
     3.    Filing Party:  N/A
     4.    Date Filed:  N/A

Quanex Corporation
1900 West Loop South
Suite 1500
Houston, Texas 77027
(713) 961-4600

                                                                January 23, 1998

               Dear Fellow Shareholder:

                    You are cordially invited to attend the
               Company's Annual Meeting of Shareholders to be held at 8:30 a.m., C.S.T., on Thursday, February 26, 1998, at the Doubletree Hotel, 2001 Post Oak Blvd., Houston, Texas.

                    This year you will be asked to vote in favor
               of three proposals. The proposals concern the election of three directors, the approval of the Company's 1997 Non-Employee Director Stock Option Plan, and the appointment of independent auditors for fiscal 1998. These matters are more fully explained in the attached proxy statement, which you are encouraged to read.

                    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
               APPROVE THESE PROPOSALS AND URGES THAT YOU RETURN
               YOUR SIGNED PROXY CARD AT YOUR EARLIEST
               CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE
               ANNUAL MEETING.

                    Thank you for your cooperation.

                                     Sincerely,
                                     /s/ ROBERT C. SNYDER
                                         Robert C. Snyder
                                         Chairman of the Board

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 26, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Quanex Corporation, a Delaware corporation (the "Company"), will be held at the Doubletree Hotel, 2001 Post Oak Blvd., Houston, Texas, on February 26, 1998, at 8:30 a.m., C.S.T., for the following purposes:

        (1) To elect three directors to serve until the Annual Meeting of Shareholders in 2001;

        (2) To consider and act upon a proposal to adopt the Company's 1997 Non-Employee Director Stock Option Plan;

        (3) To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending October 31, 1998; and

        (4) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

     The Board of Directors has fixed the close of business on January 16, 1998, as the record date for determining shareholders entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be maintained at the Company's principal executive offices, will be open to the examination of any shareholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting, and will be produced at the time and place of the meeting during the whole time thereof.

     PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOUR DESIGNATION OF A PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU FIND IT CONVENIENT TO ATTEND THE MEETING.

     The Company's Annual Report to Shareholders for the year ended October 31, 1997, accompanies this Notice.

                                          By order of the Board of Directors,
                                          /s/ MICHAEL W. CONLON
                                              MICHAEL W. CONLON, Secretary

Houston, Texas
January 23, 1998

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 26, 1998

     This Proxy Statement and the accompanying form of proxy are to be first mailed on or about January 23, 1998, to all holders of record on January 16, 1998, (the "Record Date"), of the Common Stock, $.50 par value ("Common
Stock"), of Quanex Corporation, a Delaware corporation (the "Company"), and are furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Shareholders to be held at 8:30 a.m., C.S.T., on Thursday, February 26, 1998, and at any adjournment or adjournments thereof. Shares of Common Stock represented by any unrevoked proxy in the enclosed form, if such proxy is properly executed and is received prior to the meeting, will be voted in accordance with the specifications made on such proxy. Proxies on which no specifications have been made will be voted for the election as directors of the nominees listed herein and in favor of proposals 2 and 3. Proxies are revocable by written notice to the Secretary of the Company at the address of the Company set forth below, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a shareholder attending and voting in person at the meeting.

     The Common Stock is the only class of securities of the Company that is entitled to vote at the meeting. As of the close of business on the Record Date, the date for determining shareholders who are entitled to receive notice of and to vote at the meeting, there were 14,111,836 shares of Common Stock issued and outstanding. Each share is entitled to one vote. The presence at the meeting, in person or by proxy, of the holders of a majority of shares of Common Stock is necessary to constitute a quorum.

     The cost of soliciting proxies will be borne by the Company. Solicitation may be made personally or by mail, telephone or electronic data transfer by officers, directors and regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies), as well as by the firm of Beacon Hill Partners, Inc., which has been retained by the Company to assist in the solicitation for a fee of approximately $4,000. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of Common Stock. The mailing address of the Company's principal executive office is 1900 West Loop South, Suite 1500, Houston, Texas 77027.

                       MATTERS TO COME BEFORE THE MEETING

(1)  ELECTION OF THREE DIRECTORS

     Three directors are to be elected at the meeting. The Company's Restated Certificate of Incorporation and Bylaws both provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with the terms of office of the classes expiring at different times. The terms of office of three directors, Carl E. Pfeiffer, Vincent R. Scorsone and Donald G. Barger, Jr., expire at the 1998 Annual Meeting. The proposed nominees for director for a term expiring at the 2001 Annual Meeting are Messrs. Pfeiffer, Scorsone and Barger. The respective terms of directors expire on the dates set forth below.

NOMINEES FOR ELECTION FOR TERMS                                                                          DIRECTOR
EXPIRING AT THE 2001 ANNUAL MEETING                   PRINCIPAL OCCUPATION                      AGE       SINCE
------------------------------------  -----------------------------------------------------     ---      --------
Carl E. Pfeiffer....................  Chairman Emeritus,                                        67         1966
                                      Quanex Corporation
Vincent R. Scorsone.................  Retired since 1994 from Aluminum Company of America,      62         1995
                                      a manufacturer of aluminum products (Pittsburgh,
                                      Pennsylvania)
Donald G. Barger, Jr................  Vice President of Finance and Chief Financial Officer     54         1995
                                      of Worthington Industries, Inc., a manufacturer of
                                      steel products (Columbus, Ohio)

DIRECTORS WHOSE TERMS
EXPIRE AT THE 2000 ANNUAL MEETING
------------------------------------
John D. O'Connell...................  Chairman, Executive Advisory Board of GES Exposition      67         1981
                                      Services, a Viad Corp company, serving the
                                      convention/exposition industry (Houston, Texas)
Robert C. Snyder....................  Chairman of the Board, Quanex Corporation                 64         1986
Vernon E. Oechsle...................  President and Chief Executive Officer, Quanex             55         1995
                                      Corporation

DIRECTORS WHOSE TERMS
EXPIRE AT THE 1999 ANNUAL MEETING
------------------------------------
Gerald B. Haeckel...................  Financial consultant (Scottsville, Virginia)              68         1978
Michael J. Sebastian................  Retired since 1995 from Cooper Industries, Inc.,          67         1991
                                      manufacturer of electrical, automotive and industrial
                                      equipment (Houston, Texas)
Russell M. Flaum....................  Executive Vice President of Illinois Tool Works, an       47         1997*
                                      international manufacturer of engineered metal and
                                      plastic components (Glenview, Illinois)
------------

* Mr. Flaum was elected as a director of the Company by the Company's Board of Directors on December 1, 1997, to fill a vacancy resulting from an increase in the size of the Board. The size of the Board was increased by one to equalize the number of directors in each of the three classes of the Board.

     Messrs. Pfeiffer, Scorsone and Barger have indicated a willingness to serve if elected. If a nominee should be unable to serve or for good cause will not serve, and if any other person is nominated, the persons designated on the accompanying form of proxy will have discretionary authority to vote or refrain from voting in accordance with their judgement on such other nominee unless authority to vote on such matter is withheld. The nominees receiving a plurality of votes cast at the meeting will be elected directors. Abstentions and broker nonvotes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

     Each of the above persons, except for Messrs. Snyder, O'Connell, Scorsone, Barger, Sebastian, Oechsle and Pfeiffer, has been employed in the principal occupation shown above or in a similar one with the same employer for more than five years. Mr. Snyder retired from the Company in December 1995. His position at that time was Chairman of the Board and Chief Executive Officer. Mr. Snyder remains Chairman of the Board, having served as Chairman of the Board since 1995, Chief Executive Officer from 1992 to 1995, and President from 1989 to 1995. For more than five years prior to its acquisition by GES Exposition Services in 1993, Mr. O'Connell was President and Chief Executive Officer of United Exposition Service Co., Inc. Mr. Scorsone was employed by Aluminum Company of America from 1960 until his retirement in 1994. His position prior to retirement was Executive Vice President -- Chairman's Counsel. Mr. Scorsone currently serves on the board of the Indspec Chemical Company. Mr. Barger was appointed to his present position with Worthington Industries, Inc. in September 1993 and was employed by B. F. Goodrich Company, manufacturer of automobile tires and related products, from 1973 to 1993. Mr. Barger currently serves on the board of Gardner Denver Machinery Inc. Mr. Sebastian retired from Cooper Industries, Inc. in 1995, and for more than five years prior to his retirement, he served as Executive Vice President. Mr. Sebastian currently serves on the boards of Cooper Cameron Corporation and Gardner Denver Machinery Inc. Mr. Oechsle joined the Company in 1993 as Executive Vice President and Chief Operating Officer and has served as President and Chief Executive Officer since January 1, 1996. Mr. Oechsle was appointed to the Board of Directors of the Company in May 1995. Prior to joining the Company, Mr. Oechsle was Executive Vice President of the Automotive Sector of AlliedSignal Inc. since December 1990. Mr. Oechsle currently serves on the boards of Walbro Corporation and Precision Castparts Corporation. Mr. Pfeiffer served as the Company's Chairman of the Board of Directors from 1989 to 1995. Each person, except for Mr. Flaum, has been previously elected a director by the shareholders of the Company.

     Pursuant to the Company's Bylaws, the Board of Directors has established several committees, including an Executive Committee, an Audit and Environmental Compliance Committee, a Compensation and Management Development Committee, a Nominating and Corporate Governance Committee and a Finance and Investment Committee. During fiscal 1997, the Board of Directors met five times, the Audit and Environmental Compliance Committee and the Nominating and Corporate Governance Committee met two times. The Compensation and Management Development Committee met three times. The Finance and Investment Committee met once and the Executive Committee did not meet. All directors attended more than 75% of the combined number of Board meetings and meetings of committees of which they are members.

     The current members of the Audit and Environmental Compliance Committee are Messrs. Barger, Pfeiffer, Scorsone and Haeckel, who is Chairman. The Audit and Environmental Compliance Committee's responsibilities to the Board include the following:

     a) Review the accounting and financial policies and procedures of the Company, including the internal accounting control system and financial reporting processes and procedures and review any issues identified by the independent auditors and/or the internal auditing department regarding accounting and financial policies and procedures, together with their recommendations.

     b) Recommend the annual nomination of independent auditors of the Company for appointment by the Board of Directors.

     c) Review the scope and results of the Company's internal audit activity, together with the specifics of the annual audit plan. Review any accounting changes having a major impact on the obligations or financial statements of the Company, review filings made with the Securities and Exchange Commission as required, and hold such other conferences and conduct such other reviews with the independent auditors or with management as may be desired either by the Audit Committee or the independent auditors.

     d)   Review annually the Company's risk management program.

     e) Review annually the Company's program relating to monitoring compliance with the Company's Statement of Business Policies.

     f) Review the Company's compliance with applicable laws and regulations relating to the health, safety, and the environment which may represent material financial exposure to the Company.

     The current members of the Compensation and Management Development Committee are Messrs. Barger, Haeckel, O'Connell and Sebastian, who is Chairman. This Committee's responsibilities to the Board include the following:

     a) Review, approve and report to the Board of Directors regarding the Company's overall compensation policy, including compensation philosophy and strategy, short and long-term incentive plans and programs, stock ownership plans, and employee benefit plans.

     b) Review and report to the Board of Directors annually on the performance of the Chief Executive Officer and review with the Chief Executive Officer the performance of each of the senior executives of the Company. Senior executives include all officers of the Company and the president or senior manager of each business group.

     c) Review and approve the compensation to be paid to officers and key employees of the Company.

     d) Review and approve the establishment and administration of stock bonus plans and stock option plans for employees and non-employee directors.

     e) Serve as the appropriate committee to administer the Company's Executive Incentive Compensation Plan (EICP) and to approve the establishment of targets for such Plan and to approve all awards under such Plan.

     f) Review the structural organization of the Company and assist the Chief Executive Officer in developing recommendations for the selection of senior management personnel and their replacements and successors.

     g) Review the adequacy of the management development program/process to assure a capable cadre of personnel to support the senior managerial needs of the Company.

     The current members of the Executive Committee are Messrs. Pfeiffer, Sebastian, Oechsle, O'Connell and Snyder, who is Chairman. This committee acts on behalf of the Board between regularly scheduled meetings of the Board of Directors.

     The current members of the Nominating and Corporate Governance Committee are Messrs. Sebastian, Snyder and O'Connell, who is Chairman. This Committee's responsibilities to the Board include the following:

     a) Study and review with management the overall effectiveness of the organization of the Board and the conduct of its business, and make recommendations to the Board of Directors, as appropriate.

     b) Develop and maintain criteria and procedures for the identification and recruitment of candidates for election to serve as directors of the Company.

     c) Review the appropriateness and adequacy of information supplied to directors prior to and during Board of Directors meetings.

     d) Review director class each year and recommend directors for election or re-election.

     e) Review and make recommendations to the Board of Directors with respect to compensation to be paid or provided to members of the Board of Directors.

     f)   Evaluate annually the performance of the Board of Directors.

     g) Consider nominees for director recommended by shareholders of the Company, provided such recommendations are addressed to the chairman of the Committee at the Company's principal executive office and received by the chairman before November 1 of each year with respect to the annual shareholders' meeting that is held thereafter.

     The current members of the Finance and Investment Committee are Messrs. Barger, Pfeiffer, Haeckel and Scorsone, who is Chairman. This committee's responsibilities to the Board include the following:

     a) Review, as appropriate, advise and consult with senior management concerning the general financial affairs of the Company including the capital structure of the Company, financing plans, cash flow projections, dividend policy, stock re-purchase programs, currency exchange agreement procedure, loan agreements, capital investment policy, and appropriate target rates of return.

     b) Monitor and review the establishment of investment objectives, policies, and performance criteria for the management of the Company's retirement and benefit plan assets.

     The Company's Bylaws provide that, subject to certain limitations discussed below, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at the meeting. The Company's Bylaws also provide that a shareholder must give written notice of such shareholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of Shareholders, 90 days prior to the anniversary date of the date of the immediately preceding Annual Meeting, and (ii) with respect to an election to be held at a Special Meeting of Shareholders for the election of directors, or otherwise, the close of business on the tenth day following the date on which a written statement setting forth the date of such meeting is first mailed to shareholders provided that such statement is mailed no earlier than 120 days prior to the date of such meeting. Notwithstanding the foregoing, if an existing director is not standing for re-election to a directorship which is the subject of an election at such meeting or if a vacancy exists as to a directorship which is the subject of an election, whether as a result of resignation, death, an increase in the number of directors, or otherwise, then a shareholder may make a nomination with respect to such directorship at any time not later than the close of business on the tenth day following the date on which a written statement setting forth the fact that such directorship is to be elected and the name of the nominee proposed by the Board of Directors is first mailed to shareholders. Each notice of a nomination from a shareholder shall set forth:
(a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholders as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations); and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Subject to the exceptions discussed above, written notice of a shareholder's intent to nominate a person for director at the 1999 Annual Meeting must be given on or before November 28, 1998.

     Directors (other than Mr. Oechsle, who is an officer of the Company) are currently paid an annual fee of $21,000 and a fee of $900 for attendance at each meeting of the Board and any committee on which they serve. Directors who serve as the Chairman of the Audit and Environmental Compliance Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Finance and Investment Committee receive an additional $2,000 annually for services. Effective in February 1998, directors will receive a fee of $1,250 for attendance at each meeting of the Board and a fee of $1,000 for attendance at each meeting of each committee of the Board on which they serve. Additionally, directors serving as chairman of the committees of the Board will receive an additional annual fee of $2,500 effective as of February 1998. Travel and lodging expenses incurred by directors to attend such meetings are also paid by the Company. Non-employee directors who first became directors prior to July 1, 1997, are the beneficiaries of life insurance policies provided by the Company at a cost ranging from approximately $2,000 to $5,000 per director for fiscal 1997.

     At the Annual Meeting of Shareholders held on February 23, 1988, the shareholders approved the Quanex Corporation 1987 Non-Employee Director Plan, which provides for the granting of options to non-employee directors to purchase up to an aggregate amount of 100,000 shares of Common Stock. The Non-Employee Director Plan initially provided that each non-employee director of the Company as of the 1987 Annual Meeting and each future non-employee director as of his election as a director of the Company would be granted an option to purchase 10,000 shares of Common Stock at a price per share of Common Stock equal to the fair market value of the Common Stock as of the date of the grant. During 1988, the 1987 Non-Employee Director Plan was amended to provide that the grant of options thereunder to future non-employee directors would occur on the date of the first anniversary of their election rather than upon their election. Options granted under the Non-Employee Director Plan become exercisable in one-third increments maturing cumulatively on each of the first through third anniversaries of the date of the grant and must be exercised no later than ten years from the date of grant. Pursuant to the terms of this plan, options may no longer be granted under this plan.

     At the Annual Meeting of Shareholders held on February 22, 1990, the shareholders of the Company approved the Quanex Corporation 1989 Non-Employee Director Stock Option Plan (the "1989 Plan"), which provides for the granting to non-employee directors of options to purchase an aggregate of 210,000 shares of Common Stock. The 1989 Plan currently provides for grants of options with respect to 3,000 shares of Common Stock to all non-employee directors on each October 31 on which the director serves as a director of the Company. Effective in February 1998, the number of shares of Common Stock covered by options to be granted under the 1989 Plan will be reduced from 3,000 shares to 2,000 shares per option granted. Options granted under the 1989 Plan may be exercised by the holder thereof in whole or in part at any time or from time to time commencing six months after the date of grant and must be exercised no later than ten years from the date of grant. On October 31, 1997, each of Messrs. Barger, Haeckel, O'Connell, Pfeiffer, Scorsone, Sebastian and Snyder was granted a option under the 1989 Plan to purchase 3,000 shares of Common Stock with an exercise price per share of $27.625. There are currently 30,000 shares of Common Stock remaining available for option grants under this plan. No options may be granted under the 1989 Plan after December 5, 1999.

     At the Annual Meeting of Shareholders held on February 22, 1996, the shareholders of the Company approved an amendment to the Quanex Corporation Deferred Compensation Plan (the "DC Plan") that provided for (i) the addition of a Common Stock election as an option for participants and (ii) a 20% Company matching award for certain participants electing to make their deferrals in the form of Common Stock. Under the terms of the DC Plan, officers and directors may elect to defer a portion of their incentive bonuses and director fees, respectively, awarded or earned during the ensuing plan year to a Common Stock account. If a participant elects to make a deferral to a Common Stock account for a period of three full years or more, a matching award equal to 20% of the amount deferred is made by the Company to such participant's account. The number of shares of Common Stock credited to a participant's deferral and matching account is the number of full shares of Common Stock that could have been purchased with the dollar amount deferred or matched based on the closing price of the Common Stock on the New York Stock Exchange (the "NYSE") on the day that the amount deferred would have been paid had it not been deferred. Dividends and other distributions declared and paid on the Common Stock will be accrued in the participant's account based upon the number of shares of Common Stock credited to such account. No shares of Common Stock or payments in respect thereof, however, are issued or made to any participant until distribution in accordance with the DC Plan. All participant deferrals and Company matching awards are 100% vested; provided, however, that if a participant receives a benefit from the DC Plan for any reason, other that death, disability or retirement, within three years after a deferral was credited to a Common Stock account, any matching awards made by the Company with respect to the deferral that is held less than three years will be forfeited. During 1997, Messrs. Barger and Scorsone elected to defer director fees of $9,487 and $18,425, respectively, under the DC Plan in the form of Common Stock and their accounts were credited with 335 and 645 shares of Common Stock, respectively. In addition, pursuant to the terms of the DC Plan, the Company made matching awards to their respective accounts of 71 and 134 shares of Common Stock.

     The Company also has in effect a Non-Employee Director Retirement Plan, which provides non-employee directors who have served on the Board of Directors of the Company for at least ten full years an annual payment after retirement from the Board equal to the base annual director retainer fee received by the director at the time such director ceases to serve on the Board. Under the Non-Employee Director Retirement Plan, the Company will continue to make an annual payment for a period equal to the aggregate length of time the director served on the Board of Directors as a Non-Employee Director, unless earlier terminated due to (i) the death of the director, (ii) the expiration of two years following the termination of the Non-Employee Director Retirement Plan or (iii) the director serving as a director, officer or employee of a competitor of the Company.

(2)  APPROVAL OF THE 1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     On October 22, 1997, the Board of Directors of the Company approved, subject to approval of the shareholders, the Quanex Corporation 1997 Non-Employee Director Stock Option Plan (the "1997 Plan"). The 1997 Plan is intended to advance the interest of the Company by providing directors who, at the time of their service, are not employees of the Company or any of its subsidiaries ("Non-Employee Directors"), with an additional incentive to serve the Company by increasing their proprietary interest in the success of the Company. Additionally, the 1997 Plan is intended to supplement the Company's existing 1987 Non-Employee Director Stock Option Plan (the "1987 Plan") and 1989 Plan. No additional options may be granted under the 1987 Plan and only 30,000 shares of Common Stock remain available for option grants under the 1989 Plan.

     The following is a summary of the 1997 Plan. Such summary does not purport to be a complete statement of the 1997 Plan and is qualified in its entirety by reference to the full text of the 1997 Plan, a copy of which is attached as ANNEX A to this Proxy Statement and is hereby incorporated herein by reference.

  ADMINISTRATION OF THE 1997 PLAN

     The terms of the 1997 Plan are intended to satisfy the formula provisions for plans under Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The 1997 Plan will be administered by the Board of Directors of the Company.

  SHARES SUBJECT TO THE 1997 PLAN

     The 1997 Plan provides for the granting of options with respect to an aggregate of 400,000 shares of Common Stock, subject to adjustment for changes in capitalization. Such shares may be treasury shares or authorized but unissued shares. If any outstanding option expires, terminates or is surrendered, the shares of Common Stock allocable to the unexercised portion of such option may again be available for purposes of options under the 1997 Plan. In addition, for purposes of the 1997 Plan and the options thereunder, the term "Common Stock" also will be deemed to include any rights to purchase ("Rights") the Series A Junior Participating Preferred Stock of the Company that may then be trading together with the Common Stock as provided in the Rights Agreement between the Company and Chemical Bank relating to the Rights.

  GRANT AND EXERCISE OF OPTIONS

     Each option granted under the 1997 Plan is to be embodied in a written option agreement, which is subject to the terms and conditions of the 1997 Plan. The exercise price at which shares may be purchased pursuant to an option shall be equal to the fair market value of the shares of Common Stock on the date the option is granted. For purposes of the 1997 Plan, "fair market value" of a share of Common Stock as of any date means the closing sale price of a share of Common Stock on that date (or, if there was no sale on such date, the next preceding date on which there was such a sale) on the New York Stock Exchange. On January 16, 1998, the fair market value of a share of Common Stock was $29.1875. No options have been granted under the 1997 Plan.

     The 1997 Plan provides that each Non-Employee Director who is a director of the Company on October 31 of each year shall be granted on such date an option ("Annual Option") to purchase such number of shares of Common Stock as is determined by the Board of Directors, provided that (i) such Non-Employee Director does not receive an option under the 1989 Plan, (ii) the 1997 Plan is in effect and (iii) there are available under the Plan a sufficient number of shares of Common Stock that may be issued upon the exercise of outstanding options. Each Annual Option granted is immediately vested and exercisable in full upon the date of grant.

     The 1997 Plan also provides that each Non-Employee Director who has not received an option grant under the 1987 Plan and each future Non-Employee Director shall be granted an option as of the date of the first anniversary of such Non-Employee Director's election to the Board of Directors ("Initial Option"). The number of shares of Common Stock subject to each Initial Option shall be determined by the Board of Directors. Each Initial Option vests over a three-year period, with one-third of the shares of Common Stock subject to the option exercisable on each of the first, second and third anniversaries of the date of the grant of the option.

  TRANSFERABILITY OF OPTIONS

     Unless otherwise expressly provided for in an optionee's option agreement, options will not be transferable by an optionee other than by will or under the laws of descent and distribution, and will be exercisable, during his lifetime, only by the optionee.

  TERM OF OPTIONS

     All options will terminate on the earlier of the tenth anniversary of the date on which the option is granted or on the last day within the three month period commencing on the date on which the optionee ceases to be a director of the Company for any reason other than death, retirement or disability, as defined in the 1997 Plan. If the optionee ceases to be a director of the Company for any reason other than his death, disability or retirement, his options shall not continue to vest after such cessation of service as a director. If an optionee ceases to be a director of the Company due to his death, disability or retirement in accordance with the provisions of the 1997 Plan, his options shall continue to vest after such cessation of service as a director until the options expire ten years after the grant of the options. Following the death of an optionee, his executors, administrators or any person or persons to whom his option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the option to exercise the option with respect to the number of shares that the optionee would have been entitled to exercise if he were still alive.

  CHANGES IN THE COMPANY'S CAPITAL STRUCTURE

     As more fully set forth in the 1997 Plan, the number, class and per share exercise price of shares of stock subject to outstanding options are subject to adjustment under the 1997 Plan if the Company effects certain changes in its capital structure, including recapitalizations, reorganizations, mergers and the payment of dividends.

  RIGHTS OF OPTIONEES

     No optionee will have rights as a shareholder with respect to the shares covered by his option until the date of issuance of a stock certificate for the shares. The granting of any option under the 1997 Plan will not impose any obligation on the Company to retain any optionee's services as a director of the Company.

  AMENDMENT OF THE 1997 PLAN

     The Board of Directors may amend or terminate the 1997 Plan at any time, subject to certain limitations.

  DURATION OF THE 1997 PLAN; REGISTRATION OF SHARES

     Under the terms of the 1997 Plan, options may be granted as long as shares of Common Stock are available for issuance under the 1997 Plan, subject to any amendment or termination of the 1997 Plan by the Board of Directors. It is the Company's intention to register the shares of Common Stock covered by the 1997 Plan with the Securities and Exchange Commission as soon as practicable after approval by the shareholders.

  FEDERAL INCOME TAX CONSEQUENCES

     Under current interpretations of the Internal Revenue Code of 1986, as amended, the grant of an option to an optionee under the 1997 Plan will not result in the recognition of any taxable income by the optionee. An optionee will generally recognize income at the date of exercise of an option on the difference between (a) the fair market value of the shares acquired pursuant to the exercise of the option and (b) the exercise price of the option. The Company will be entitled to a deduction in the same amount as the income recognized by an optionee due to the exercise of an option.

  ADDITIONAL INFORMATION

     No options will be awarded under the 1997 Plan unless the 1997 Plan is approved by the shareholders of the Company. If the 1997 Plan is approved, the number of shares of Common Stock subject to future options granted under the 1997 Plan are subject to the discretion of the Board of Directors. The Board of Directors have currently determined that each Annual Option shall consist of an option to purchase 2,000 shares of Common Stock and each Initial Option shall consist of an option to purchase 6,000 shares of Common Stock. However, such determination is subject to further change at the discretion of the Board and any future benefits or amounts to be received by or allocated to the current Non-Employee Directors are not currently determinable. If the 1997 Plan had been in place during fiscal year 1997, no Annual Options would have been granted because options were granted to each of the Non-Employee Directors under the 1989 Plan.

  VOTE REQUIRED AND RECOMMENDATION FOR APPROVAL

     The Board of Directors of the Company has adopted the 1997 Plan. However, the 1997 Plan will not be effective unless the holders of at least a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote thereon vote "FOR" the approval of the 1997 Plan. The enclosed form of proxy provides a means for shareholders to vote for the approval of the 1997 Plan, to vote against the approval of the 1997 Plan or to abstain from voting with regard to approval of the 1997 Plan. Each properly executed proxy received in time for the meeting will be voted as specified therein. If a shareholder executes and returns a proxy but does not specify otherwise, the shares represented by such shareholder's proxy will be counted for approval of the 1997 Plan. Abstentions will not be treated as either a vote for or against the proposal, but will have the same effect as a vote against the proposal. Under Delaware law, any unvoted positions in brokerage accounts are not entitled to vote. Therefore, such broker nonvotes will have no effect on the outcome of the vote on the 1997 Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE 1997 PLAN.

(3)  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Deloitte & Touche LLP as independent auditors for the year ending October 31, 1998, subject to ratification of the shareholders at the 1998 Annual Meeting. Representatives of Deloitte & Touche are expected to attend the meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by shareholders.

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote thereon is necessary for ratification of the selection of Deloitte & Touche. Abstentions will not be treated as either a vote for or against ratification, but will have the same effect as a vote against ratification. Broker nonvotes are not entitled to vote and will not be counted as a vote for or against ratification.

                              FURTHER INFORMATION

PRINCIPAL SHAREHOLDERS

     The following table sets forth as of November 30, 1997, the beneficial ownership of each person who is known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock. Such information is based upon information provided to the Company by such persons.

                                        AMOUNT AND
                                         NATURE OF
                                        BENEFICIAL
NAME AND ADDRESS                         OWNERSHIP        PERCENT(%)
-------------------------------------   -----------       ----------
Becker Capital Management, 1211 SW
  5th Avenue, Suite 2185
  Portland, OR 97204.................     882,700(1)          6.3
FMR Corp, 82 Devonshire St., Boston,
  MA 02109...........................     744,000(2)          5.3
------------
(1) Has sole investment power and shared voting power with respect to all shares owned.

(2) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR") and a registered investment adviser, is the beneficial owner of 607,500 shares as a result of acting as investment adviser to various registered investment companies (the "Funds"). Edward
    C. Johnson 3d, the Chairman and principal stockholder of FMR, FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the 607,500 shares owned by the Funds, however, sole power to vote the shares owned by the Funds resides with the Funds' Boards of Trustees. Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR, is the beneficial owner of 136,500 shares as a result of its serving as investment manager of the institutional accounts. Mr. Johnson and FMR, through its control of FMTC, each has sole dispositive power over 136,500 shares and sole power to vote 132,000 shares. Members of the Mr. Johnson's family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR. Mr. Johnson owns 12.0% and Abigail Johnson, Mr. Johnson's wife and a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares.

     The following table sets forth as of December 31, 1997, the number and percentage of beneficial ownership of shares of Common Stock and the principal amount of the Company's 6.88% Convertible Subordinated Debentures (the "Debentures") for each current director and nominee for director of the Company, the executive officers named in the compensation table below, and all officers and directors as a group.

                                                                               SHARES OF COMMON STOCK
                                                            SHARES OF          BENEFICIALLY OWNED(1)
                                         DEBENTURES        COMMON STOCK      --------------------------
                                        BENEFICIALLY         OWNED OF          NUMBER        PERCENTAGE
NAME                                        OWNED             RECORD         OF SHARES       OF SHARES
-------------------------------------   -------------      ------------      ----------      ----------
Donald G. Barger, Jr. ...............            0              1,000           10,333             *
James H. Davis.......................            0              2,000           29,666             *
Russell M. Flaum.....................            0                  0                0             *
Gerald B. Haeckel....................            0             10,000           28,000             *
Robert V. Kelly, Jr. ................            0             34,154          109,887             *
John D. O'Connell....................       12,500             10,336           22,336             *
Vernon E. Oechsle....................            0             28,712          124,578             *
Joseph K. Peery......................            0             18,783           72,082             *
Carl E. Pfeiffer.....................            0             17,865           23,865             *
Wayne M. Rose........................            0             11,475           87,208             *
Vincent R. Scorsone..................            0              1,000           10,333             *
Michael J. Sebastian.................       75,000             19,000           25,000             *
Robert C. Snyder.....................            0             13,729           86,812             *
All officers and directors as a group
  (17 persons).......................      137,500            174,279          663,123           4.7
------------

 *  Less than 1.0%

(1) Unless otherwise indicated, directors and officers have sole voting and investment power with respect to the securities they own. The beneficial ownership of shares of Messrs. Barger, Haeckel, O'Connell, Oechsle, Pfeiffer, Scorsone, Sebastian, Snyder, Davis, Rose, Kelly, Jr., Peery, and all officers and directors as a group includes 9,333, 18,000, 12,000, 95,866, 6,000, 9,333, 6,000, 73,083, 27,666, 75,733, 75,733, 53,299 and
    488,844 shares, respectively, that may be acquired through exercise of stock options. The beneficial ownership of shares of Messrs. O'Connell, Sebastian, and all officers and directors as a group includes 396, 2,380 and 4,363 shares, respectively, that may be acquired through conversion of the Debentures held by them. The beneficial ownership of shares does not include 24,142, 2,332, 831, 21,801, 7,494 and 4,790 shares of Common Stock that have been credited under the DC Plan to the accounts of Messrs. Oechsle, Scorsone, Barger, Davis, Rose and Peery, respectively, in connection with deferral of director fees and bonuses and related Company matching contributions under the DC Plan. See "Election of Three Directors" and footnotes 1 and 3 to the Summary Compensation Table.

EXECUTIVE OFFICERS

     Set forth below is certain information concerning the executive officers of the Company, each of whom serves at the pleasure of the Board of Directors. There is no family relationship between any of these individuals or any of the Company's directors.

NAME AND AGE                           OFFICE AND LENGTH OF SERVICE
-------------------------------------  ---------------------------------------------------------
Vernon E. Oechsle; 55................  Chief Executive Officer since January 1996 and President since 1995 and Chief Operating Officer from 1993 to
                                         1995
James H. Davis; 62...................  Executive Vice President and Chief Operating Officer
                                         since 1995
Wayne M. Rose; 51....................  Vice President of Finance and Corporate Development and
                                         Chief Financial Officer since February 1997 and Vice
                                         President and Chief Financial Officer since 1987
Robert V. Kelly, Jr.; 59.............  Vice President since 1979 (also Group President since
                                         1982)
Joseph K. Peery; 58..................  Vice President -- Human Resources since 1984
Viren M. Parikh; 55..................  Controller since 1993
*Terry A. Schroeder; 49..............  President of Nichols Aluminum since August 1996
*Larry A. Offenbacher; 48............  President of Engineered Products Group since April 1997
------------

* Although Messrs. Schroeder and Offenbacher are not executive officers of the Company, each performs a policymaking function for the Company, Mr. Schroeder in his capacity as the President of the Company's Nichols Aluminum Division and Mr. Offenbacher in his capacity as President of the Company's Engineered Products Group. Accordingly, for purposes of this Proxy Statement, each is considered to be an executive officer of the Company.

     Messrs. Peery and Kelly have been principally employed in the positions shown above for more than five years. Mr. Oechsle was named President and Chief Executive Officer on January 1, 1996 and prior to that time, was President since 1995 and Chief Operating Officer of the Company since 1993. Prior to that time, Mr. Oechsle was Executive Vice President of the Automotive Sector of Allied Signal since December 1990 and Group Vice President of Dana Corporation since January 1985. Mr. Davis was named Executive Vice President and Chief Operating Officer on January 1, 1996 and prior to that time, was Executive Vice President, Manufacturing Operations of the Company since September 16, 1995. Prior to that time, Mr. Davis was President and Chief Executive Officer of Horsehead Resources Development Company, Inc. since 1990 and Senior Vice President of Horsehead Industries since 1984. Mr. Rose was named Vice President of Finance and Corporate Development and Chief Financial Officer in February 1997 and prior to that was Vice President and Chief Financial Officer since 1987. Mr. Parikh has been with the Company for more than five years and from November 1, 1983, served as Tube Group Controller until April 1, 1993 when he was named Controller. Mr. Schroeder was named President of Nichols Aluminum on August 19, 1996. Prior to that time, Mr. Schroeder served as President and General Manager of Borg Warner Automotive's Controls Group business since 1993 and as Vice President -- General Manager for the Commercial Industrial Division of ITT Cannon since 1988. Mr. Offenbacher joined Quanex as President of the Company's Engineered Products Group on April 9, 1997. Prior to that time, Mr. Offenbacher served as Director of Drilling Systems for Halliburton Energy Services from 1993 to 1996, Vice President Engineering and Manufacturing for Halliburton Drilling Systems from 1993 to 1994, and Vice President Corporate Marketing and General Manager of Directional Drilling Systems for Smith International from 1990 to 1993.

                               QUANEX CORPORATION

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

     The Compensation and Management Development Committee (the "Committee") of your Board of Directors is pleased to present its annual report which is intended to update shareholders on the results of the executive compensation program. This report summarizes the responsibilities of the Committee, the compensation policy and objectives that guide the development and administration of the executive compensation program, each component of the program, and the basis on which the compensation for the Chief Executive Officer, corporate officers and other key executives was determined for the fiscal year ended October 31, 1997.

     During the fiscal year, the Committee was comprised of the following Board members, all of whom were non-employee directors of the Company: Michael J. Sebastian, Chair, John D. O'Connell, Gerald B. Haeckel and Donald G. Barger, Jr. The Committee's responsibilities are to oversee the development and administration of the total compensation and benefits program for corporate officers and key executives, and administer the executive annual incentive and stock incentive plans. In addition to these duties, the Committee also oversees the senior management selection and development processes for the Company. During the fiscal year, the Committee met three times.

EXECUTIVE COMPENSATION PHILOSOPHY

     The objective of the executive compensation program is to create financial incentive for corporate officers and key executives to achieve performance plans by offering them the opportunity to earn above average compensation when the Company achieves above average results. To achieve this objective, the Company emphasizes variable incentive pay. The executive compensation program includes base salary, annual cash incentive compensation, longer term stock based grants and awards, and executive benefits.

     On an annual basis the Committee, in conjunction with executive management, assesses the effectiveness of the overall program and compares the compensation levels of its executives and the performance of the Company to the compensation received by executives and the performance of similar companies. The primary market comparisons are made to a broad group of manufacturing companies, adjusted for size and job responsibilities. This group is broader than the peer companies included in the Relative Market Performance graph presented elsewhere in this proxy and is used because it is more representative of the market in which the Company competes for executive talent and provides a consistent and stable market reference from year to year. As a secondary validation, however, the pay levels of the peer companies are compared against the broad manufacturing group and have been found to be comparable. Data sources include national survey databases, proxy disclosures, and general trend data which are updated annually.

     Variable incentives, both annual and longer term, are important components of the program and are used to link pay and performance results. Longer term incentives are designed to create a heavy emphasis on the increase in shareholder value as measured by share price appreciation and dividends. The annual incentive plans measure a combination of corporate and division profitability using return on equity, return on investment, and cash flow. Executives with Company-wide responsibilities are measured on overall Company results. Executives with specific business unit responsibilities are measured on both Company-wide and their business unit results. Variable incentive awards and performance standards are calibrated such that total compensation will generally approximate the market 75th percentile when Company performance results are at the 75th percentile.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based". For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by shareholders. In general, the Company believes that compensation relating to options granted under its current employee stock option plans should be excluded from the $1 million limitation. Compensation relating to the Company's restricted stock and incentive compensation awards do not currently qualify for exclusion from limitation, given the discretion that is provided to the Committee under the Company's plans in establishing the performance goals for such awards. The Committee believes that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and inures to the benefit of the Company's shareholders. Incentive awards for fiscal 1997 were determined solely on the predetermined quantitative performance standards. The Committee, however, will continue to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

     Following is a discussion of each of the principal components of the executive total compensation program. There have been no major changes to the executive total compensation program during the 1997 fiscal year.

BASE SALARY

     The base salary program targets the median of the primary comparison group. Each executive is reviewed individually on an annual basis. Salary adjustments are based on the individual's experience and background, performance during the prior year, the general movement of salaries in the marketplace, and the Company's financial position. Due to these factors, an executive's base salary may be above or below the median at any point in time. Overall, the base salaries of the corporate officers and key executives approximate the market median.

ANNUAL INCENTIVE COMPENSATION

     The Committee administers the Executive Incentive Compensation Plan ("EICP") for corporate officers and selected key executives. The goal of the EICP is to reward participants in proportion to the performance of the Company and/or the business unit for which they have direct responsibility.

     The EICP relies on predetermined, objective performance measures. For officers with corporate responsibilities, the performance measures include the ratio of cash flow to revenues, return on common equity, and return on investment. For group and subsidiary executives, the performance measures include the business unit ratio of cash flows to revenues and business unit return on controllable investment.

     Performance standards are established at the beginning of the fiscal year with awards calibrated at the 75th percentile if the Company achieves 75th percentile performance results. For fiscal 1997, the performance results and incentive awards were consistent with this strategy.

LONG TERM STOCK BASED COMPENSATION

     The goal of the Company's long term stock based incentive programs is to directly link a significant portion of the executive's compensation to the enhancement of shareholder value. In addition, longer term incentives encourage management to focus on the longer term development and prosperity of the Company, in addition to annual operating profits. The Company encourages its top management group to own and maintain significant stock holdings.

     The Company annually grants stock options to its key executives based on competitive multiples of base salary. Senior executives typically receive a higher multiple and, as a result, have a greater portion of their total compensation linked to increases in shareholder value. In determining the appropriate grant multiples, the Company compares itself to publicly traded companies of comparable size for whom stock is a significant part of total compensation. The ultimate value of any stock option is based solely on the increase in value of the shares over the grant price. Options have historically been granted at fair market value on the date of grant, have a term of ten years, and vest over a three year period. During fiscal 1997 the Committee granted options to purchase shares of common stock to the executive officers of the Company consistent with this policy.

     Beginning in fiscal 1996, officers may defer receipt of all or a portion of their EICP bonus into a cash account or Company Common Stock account under the DC Plan. To encourage stock ownership, if stock is elected, the participant receives a 20% premium if the stock is held at least three years.

EXECUTIVE BENEFITS

     The Company believes that it is critical in attracting and retaining top caliber executives to provide comprehensive benefits that address the unique circumstances of executives. In particular, limitations imposed on the benefits payable from qualified welfare and retirement plans give rise to the need for supplemental non-qualified plans to replace the benefits lost due to these limitations and provide a mechanism for recruiting and retaining long service executives. The Company provides corporate officers with supplemental retirement and life insurance benefits.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer, Mr. Oechsle, participates in the executive compensation program described in this report.

     In May 1997, Mr. Oechsle's salary was increased from $450,000 to $475,000. This increase was based on market comparisons to the primary comparison group and an assessment of Mr. Oechsle's positive job performance in assuming responsibility for guiding the operation and strategic direction for the Company.

     For fiscal 1997, Mr. Oechsle received an annual incentive award of $398,076 based on the objective performance measures set out in the EICP. Mr. Oechsle elected to defer receipt of 40% of his incentive award into his Common Stock account under the DC Plan. In accordance with the DC Plan, Mr. Oechsle received a Company matching award equal to 20% of the shares credited, if they are held for at least three years.

     In fiscal 1997, Mr. Oechsle received 40,000 stock options with an option price of $28.50 (fair market value on the date of grant).

Respectfully Submitted,

                                Compensation and Management Development
                                Committee
                                Michael J. Sebastian, Chair
                                Donald G. Barger, Jr.
                                Gerald B. Haeckel
                                John D. O'Connell

     The following table sets forth information concerning the cash compensation and additional incentive compensation paid by the Company to the Chief Executive Officer and to each of the Company's four most highly compensated executive officers for each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM COMPENSATION
                                                                                          ----------------------------------
                                                         ANNUAL COMPENSATION                      AWARDS             PAYOUTS
                                               ---------------------------------------    -----------------------    -------
                                                                            OTHER         RESTRICTED
                                                                           ANNUAL            STOCK                    LTIP
NAME AND PRINCIPAL                              SALARY     BONUS(1)    COMPENSATION(2)     AWARD(S)      OPTIONS/    PAYOUTS
POSITION                               YEAR      ($)         ($)             ($)              ($)        SARS(#)       ($)
-------------------------------------  ----    --------    --------    ---------------    -----------    --------    -------
Vernon E. Oechsle,                     1997     460,420    398,076          25,321                0       40,000        0
  President and Chief Executive        1996     392,506    398,791          15,787                0       59,000        0
  Officer                              1995     316,672    296,651          12,062                0       40,500        0

James H. Davis,(4)                     1997     305,000    244,854          16,893                0       22,000        0
  Executive Vice President and Chief   1996     276,676    263,663          12,272                0       33,000        0
  Operating Officer                    1995      32,502          0               0                0       25,000        0

Wayne M. Rose,                         1997     223,333    165,512          11,154                0       13,500        0
  Vice President of Finance and        1996     209,167    184,004           9,993                0       19,000        0
  Corporate Development and Chief      1995     200,333    173,234           3,278                0       20,100        0
  Financial Officer

Robert V. Kelly, Jr.,                  1997     221,167    201,925           5,468                0       13,000        0
  Vice President and MacSteel          1996     210,000    159,915           5,186                0       19,000        0
  President                            1995     199,167    185,427           4,904                0       20,100        0

Joseph K. Peery,                       1997     154,500    114,500           7,981                0        9,000        0
  Vice President--Human Resources      1996     147,917    130,122           8,695                0       13,000        0
                                       1995     141,500    122,359           6,735                0       14,200        0

                                          ALL OTHER
NAME AND PRINCIPAL                     COMPENSATION(3)
POSITION                                     ($)
-------------------------------------  ---------------
Vernon E. Oechsle,                          35,846
  President and Chief Executive             83,508
  Officer                                    3,750
James H. Davis,(4)                          52,971
  Executive Vice President and Chief        56,483
  Operating Officer                              0
Wayne M. Rose,                              20,510
  Vice President of Finance and             22,150
  Corporate Development and Chief            3,750
  Financial Officer
Robert V. Kelly, Jr.,                        3,777
  Vice President and MacSteel                3,750
  President                                  3,750
Joseph K. Peery,                            26,715
  Vice President--Human Resources           29,909
                                             3,870
------------
(1) Annual bonus compensation amounts are earned and accrued during the fiscal years indicated and paid in the following year. The bonus amounts for fiscal year 1997 also include the dollar value of the portion of the bonuses deferred by each of Messrs. Oechsle, Davis, Rose and Peery, which have been credited to a Common Stock account under the Company's DC Plan. Under the terms of the DC Plan, which is more fully described under "Election of Three Directors", participants may elect to defer a portion of their incentive bonus to a Common Stock account. If a participant elects to defer a portion of his bonus to a Common Stock account for a period of three full years or more, a matching award equal to 20% of the amount deferred is made by the Company to such participant's account. The number of shares of Common Stock credited to each participant's deferral and matching account is the number of full shares of Common Stock that could have been purchased with the dollar amount deferred and matched based upon the closing price of the Common Stock on the NYSE on the day that the bonus would have been paid had it not been deferred. No shares of Common Stock or payments in respect thereof, however, are issued or made to any participant until distribution in accordance with the DC Plan. All participant deferrals and Company matching awards are 100% vested; provided, however, that if a participant receives a benefit from the DC Plan for any reason, other than death, disability or retirement, within three years after a deferral was credited to a Common Stock account, any matching awards made by the Company with respect to the deferral that is held less than three years will be forfeited. In fiscal year 1997, the dollar value of the bonuses deferred under the DC Plan to a Common Stock account by Messrs. Oechsle, Davis, Rose and Peery were $159,230, $244,854, $82,756, and $114,500, respectively. Such amounts, if not deferred, would have been payable to each of such officers on December 11, 1997. Based upon the closing price of the Common Stock on the NYSE on such date, of $28.6875 per share, 5,550, 8,535, 2,884 and 3,991 shares of Common Stock were credited under the DC Plan to the accounts of Messrs. Oechsle, Davis, Rose and Peery, respectively.

(2) Represents amounts reimbursed during the fiscal year for the payment of taxes. The dollar value of perquisites and other personal benefits were less than the lesser of either $50,000 or 10% of the total of annual salary and bonus for each named officer and therefore has been excluded.

(3) Includes matching contributions made by the Company to defined contribution plans for each of the fiscal years indicated. The amounts shown for fiscal years 1997 and 1996 also include the dollar value of the number of shares of Common Stock credited by the Company to the accounts of each participant in the DC Plan who elected to defer a portion of their bonus in the form of Common Stock. For fiscal year 1997, the

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)
    number of shares of Common Stock credited by the Company as matching contributions under the DC Plan to the accounts of Messrs. Oechsle, Davis, Rose and Peery were 1,111, 1,708, 577 and 799 shares, respectively. Based on the closing price of the Common Stock on the NYSE on December 11, 1997, of $28.6875 per share, the dollar value of the number of shares of Common Stock credited by the Company in fiscal year 1997 to the accounts of Messrs. Oechsle, Davis, Rose and Peery were $31,846, $48,971, $16,551 and $22,900, respectively. Based on the closing price of the Common Stock on the NYSE on December 12, 1996, of $27.375 per share, the dollar value of the number of shares of Common Stock credited by the Company in fiscal year 1996 to the accounts of Messrs. Oechsle, Davis, Rose and Peery were $79,758, $52,733, $18,400 and $26,024, respectively.

(4) Joined the Company in September 1995 as Executive Vice President, Manufacturing Operations and was promoted to Executive Vice President and Chief Operating Officer, effective January 1, 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                 GRANT DATE
                                      INDIVIDUAL GRANTS                                             VALUE
---------------------------------------------------------------------------------------------    ------------
                                                      % OF TOTAL
                                                       OPTIONS/
                                                         SARS
                                         OPTIONS/     GRANTED TO      EXERCISE                      GRANT
                                           SARS        EMPLOYEES      OR BASE                        DATE
                                        GRANTED(1)     IN FISCAL       PRICE       EXPIRATION      PRESENT
NAME                                       (#)          YEAR(%)      ($/SHARE)        DATE       VALUE ($)(2)
-------------------------------------   ----------    -----------    ----------    ----------    ------------
Vernon E. Oechsle....................     40,000          24.1          28.50        10-21-07       424,400
James H. Davis.......................     22,000          13.3          28.50        10-21-07       233,420
Wayne M. Rose........................     13,500           8.1          28.50        10-21-07       143,235
Robert V. Kelly, Jr..................     13,000           7.8          28.50        10-21-07       137,930
Joseph K. Peery......................      9,000           5.4          28.50        10-21-07        95,490
------------

(1) All stock options granted in fiscal 1997 become exercisable in 33 1/3% increments maturing cumulatively on each of the first through third anniversaries of October 21, 1997, the date of grant.

(2) Calculated using the Black-Scholes option pricing model. The calculation assumes volatility of 29.83%, a risk free interest rate of 5.39%, an annual dividend yield of 2.23%, a 10-year option term, and option grants at $28.50 per share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                               VALUE OF
                                                                             NUMBER OF        UNEXERCISED
                                                                            UNEXERCISED      IN-THE-MONEY
                                                                           OPTIONS/SARS      OPTIONS/SARS
                                                                           AT FY-END (#)     AT FY-END ($)
                                        SHARES ACQUIRED       VALUE        EXERCISABLE/      EXERCISABLE/
NAME                                    ON EXERCISE (#)    REALIZED ($)    UNEXERCISABLE     UNEXERCISABLE
-------------------------------------   ---------------    ------------    -------------    ---------------
Vernon E. Oechsle....................         - 0 -             - 0 -      95,866/92,834    445,708/102,792
James H. Davis.......................         - 0 -             - 0 -      27,666/52,334     122,204/63,172
Wayne M. Rose........................         9,000           243,563      75,733/32,867     470,942/50,158
Robert V. Kelly, Jr..................         8,000           103,000      75,733/32,367     470,942/50,158
Joseph K. Peery......................        18,000           384,750      53,299/22,401     344,920/35,405

                  ANNUAL RETIREMENT BENEFIT EXAMPLES AT AGE 65

                                                                                      YEARS OF SERVICE
                                                                        --------------------------------------------
                             REMUNERATION                                  15         20         25       30 OR OVER
                           ---------------                              ---------  ---------  ---------   ----------
$125,000..............................................................  $  51,563  $  68,750  $  85,938    $100,000
$150,000..............................................................     61,875     82,500    103,125     120,000
$175,000..............................................................     72,188     96,250    120,313     140,000
$200,000..............................................................     82,500    110,000    137,500     160,000
$225,000..............................................................     92,813    123,750    154,688     180,000
$250,000..............................................................    103,125    137,500    171,875     200,000
$300,000..............................................................    123,750    165,000    206,250     240,000
$350,000..............................................................    144,375    192,500    240,625     280,000
$400,000..............................................................    165,000    220,000    275,000     320,000
$450,000..............................................................    185,625    247,500    309,375     360,000
$500,000..............................................................    206,250    275,000    343,750     400,000
$550,000..............................................................    226,875    302,500    378,125     440,000
$600,000..............................................................    247,500    330,000    412,500     480,000
$650,000..............................................................    268,125    357,500    446,875     520,000
$700,000..............................................................    288,750    385,000    481,250     560,000
$750,000..............................................................    309,375    412,500    515,625     600,000
$800,000..............................................................    330,000    440,000    550,000     640,000
$850,000..............................................................    350,625    467,500    584,375     680,000
$900,000..............................................................    371,250    495,000    618,750     720,000

     The above retirement benefit examples are subject to deduction for benefits under Social Security. Benefits provided under the Company's pension plans are determined on a life annuity basis but optional forms of benefits are available. Compensation used for the Company's pension plans is essentially the individual's cash compensation plus deferrals under the 401(k) Savings Plan and is that compensation shown as "Salary" and "Bonus" in the Summary
Compensation Table. The Company's Salaried Employees' Pension Plan uses an average of the five highest consecutive calendar years compensation and the Company's Supplemental Benefit Plan uses an average of the highest 36 consecutive months of compensation.

     As of November 1, 1997, the individuals named in the Summary Compensation Table had the following years of service under the Company's pension plans: Mr. Oechsle -- 3; Mr. Davis -- 2, Mr. Rose -- 14; Mr. Kelly, Jr. -- 20; Mr.
Peery -- 13.

CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into severance compensation agreements with all of its executive officers. The form of agreement provides that in the event of a "change in control" of the Company, the executive agrees to remain in the employ of the Company for a period of at least three years. A "change in control" is defined as (i) a change in control which is required to be reported pursuant to the rules and regulations under the Securities Exchange Act of 1934,
(ii) an acquisition of securities resulting in an individual or entity or group thereof becoming, directly or indirectly, the beneficial owner of 20% or more of the Company's outstanding voting stock or (iii) a change in a majority for the members of the Board of Directors within three years after any tender offer for the voting securities of the Company, a contested election for the directors of the Company or a merger or sale of substantially all the assets of the Company. The agreement contemplates that upon a change in control, the executive will continue to receive substantially the same compensation and benefits from the Company (or its successor) that he received before the change. If during the three year period following a change in control the executive's employment is terminated by the Company (or its successor) other than for "cause" or "disability" (as defined in the agreement) or with the consent of the Board of Directors, the executive will be entitled to a payment equal to 2.99 times the executive's average annual taxable compensation from the Company during the last five taxable years. Such payment is to be payable in cash or a combination of cash, health insurance, life insurance and pension benefits, as elected by the executive.

RELATIVE MARKET PERFORMANCE PRESENTATION

     The following graph compares the Company's cumulative total stockholder return for the last five years with the cumulative total return of the Standard & Poor's 500 Composite Stock Index (the "S & P 500") and the Company's industry peer group. The peer group is comprised of: ACX Technologies Inc., Alumax Inc., Birmingham Steel Corp., Carpenter Technology, CasTech Aluminum Group Inc. (acquired by Commonwealth Aluminum Corp. in September 1996), Chaparral Steel Company, Commonwealth Aluminum Corp., Inland Steel Industries Inc., Keystone Consolidated Industries Inc., Laclede Steel Co., N S Group Inc., Republic Engineered Steels Inc., Roanoke Electric Steel Corp., Timken Co., Webco Industries Inc., and Worthington Industries.

                               QUANEX CORPORATION
                           RELATIVE MARKET PERFORMANCE
               FIVE YEAR CUMULATIVE TOTAL RETURN THROUGH 10/31/97

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                     1992      1993      1994      1995      1996      1997
                     ----      ----      ----      ----      ----      ----
Quanex ..........     100       110       141       115       170       168
S&P 500 .........     100       115       119       151       187       247
Peer Group ......     100       133       146       129       135       170

The above table assumes $100 invested at the close of trading on October 31, 1992 in Quanex stock, the S&P 500 index and the industry peer group (dividends reinvested).

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     To the Company's knowledge and except as set forth below, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal year 1997 all
Section 16(a) filing requirements were complied with. The shares of Common Stock credited during fiscal 1997 under the Company's DC Plan for each of Messrs. Oechsle, Scorsone, Barger, Davis, Rose, Peery and Parikh were inadvertently omitted from the Form 5 filed on December 11, 1997, for each of such persons. An amended Form 5 for each of such persons was filed on January 14, 1998.

OTHER MATTERS AND SHAREHOLDER PROPOSALS

     At the date of this proxy statement, management is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their judgement on such matters. Any proposals of shareholders to be presented at the Annual Meeting to be held in 1999 that are eligible for inclusion in the Company's proxy statement for the meeting under applicable rules of the Securities and Exchange Commission must be received by the Company no later than September 25, 1998.

     The Company's Bylaws provide that, for business to be properly brought before an Annual Meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 180 days prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 45 days later than the anniversary date of the immediately preceding Annual Meeting, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the Annual Meeting was mailed to shareholders or the date on which it is first disclosed to the public. A shareholder's notice to the Secretary must set forth with respect to each matter the shareholder proposes to bring before the Annual Meeting (a) a brief description of the business desired to be brought before the Annual meeting, (b) the name and address, as they appear on the Company's books, of the shareholder making such proposal, (c) the class and number of shares of the Company which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business. In addition, if the shareholder's ownership of shares of the Company, as set forth in the notice is solely beneficial, documentary evidence of such ownership must accompany the notice.

Houston, Texas
January 23, 1998

                                                                         ANNEX A

                               QUANEX CORPORATION
                  1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     This Quanex Corporation 1997 Non-Employee Director Stock Option Plan (the "Plan") is adopted, subject to stockholder approval, for the benefit of the directors of Quanex Corporation, a Delaware corporation (the "Company") who, at the time of their service, are not employees of the Company or any of its subsidiaries. The Plan is intended to advance the interest of the Company by providing such directors with an additional incentive to serve the Company by increasing their proprietary interest in the success of the Company.

                                   ARTICLE I
                                  DEFINITIONS

     The words and phrases defined in this Article shall have the meaning set out in these definitions throughout this Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower, or different meaning.

     1.1  "BOARD OF DIRECTORS" means the board of directors of the Company.

     1.2  "COMPANY" means Quanex Corporation, a Delaware corporation.

     1.3 "DISABILITY" means a mental or physical disability of the Optionee which, in the opinion of a physician selected by the President of the Company,
(i) shall prevent the Optionee from adequately performing his services as a director of the Company and (ii) can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than 12 months.

     1.4 "FAIR MARKET VALUE" of the Stock as of any date means the closing sale price of the Stock on that date (or, if there was no sale on such date, the next preceding date on which there was such a sale) on the principal securities exchange on which the Stock is listed.

     1.5 "NON-EMPLOYEE DIRECTOR" means a director of the Company who, while a director, is not an employee of the Company, or a corporation, of which a majority of voting securities is owned, directly or indirectly, by the Company.

     1.6 "OPTION" means an option granted under this Plan to purchase shares of Stock.

     1.7 "OPTION AGREEMENT" means the written agreement which sets out the terms of an Option.

     1.8  "OPTIONEE" means a person who is granted an Option under this Plan.

     1.9 "PLAN" means the Quanex Corporation 1997 Non-Employee Director Stock Option Plan, as set out in this document and as it may be amended from time to time.

     1.10 "RETIRE" or "RETIREMENT" means the cessation of an Optionee's services as a director on the Board of Directors after completing either two full terms or six years of service as a director on the Board of Directors.

     1.11 "STOCK" means the common stock of the Company, $.50 par value. In addition, for purposes of the Plan and the Options, the term Stock shall be deemed to include any rights to purchase the Series A Junior Participating Preferred Stock of the Company that may then be trading with the Stock as provided in the Rights Agreement between the Company and Chemical Bank.

                                   ARTICLE II
                     GENERAL PROVISIONS RELATING TO OPTIONS

     2.1 DEDICATED SHARES. The total number of shares of Stock with respect to which Options may be granted under the Plan shall be 400,000 shares. The shares may be treasury shares or authorized but unissued shares. The number of shares stated in this Section 2.1 shall be subject to adjustment in accordance with the provisions of Section 2.4.

     If any outstanding Option expires or terminates for any reason or any Option is surrendered, the shares of Stock allocable to the unexercised portion of that Option may again be subject to an Option under the Plan.

     2.2 NON-TRANSFERABILITY. Except as expressly provided otherwise in an Optionee's Option Agreement, Options shall not be transferable by the Optionee otherwise than by will or under the laws of descent and distribution, and shall be exercisable, during the Optionee's lifetime, only by him.

     2.3 REQUIREMENTS OF LAW. The Company shall not be required to sell or issue any Stock under any Option if issuing that Stock would constitute or result in a violation by the Optionee or the Company of any provision of any law, statute, or regulation of any governmental authority. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, upon exercise of any Option, the Company shall not be required to issue any Stock unless the Board of Directors has received evidence satisfactory to it to the effect that the holder of that Option will not transfer the Stock except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Board of Directors on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any Stock covered by this Plan pursuant to applicable securities laws of any country or any political subdivision. In the event the Stock issuable on exercise of an Option is not registered, the Company may imprint on the certificate evidencing the Stock any legend that counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an Option and the issuance of shares thereunder, to comply with any law or regulation of any governmental authority.

     2.4 CHANGES IN THE COMPANY'S CAPITAL STRUCTURE. If the Company shall effect a subdivision or consolidation of shares or other capital adjustment of, or the payment of a dividend in capital stock or other equity securities of the Company on, its Common Stock, or other increase or reduction of the number of shares of the Common Stock outstanding without receiving consideration therefor in money, services, or property, or the reclassification of its Stock, in whole or in part, into other equity securities of the Company, then (a) the number, class and per share price of shares of Stock subject to outstanding Options hereunder shall be appropriately adjusted by the Board of Directors (or in the case of the issuance of other equity securities as a dividend on, or in a reclassification of, the Stock, the Options shall extend to such other securities) in such a manner as to entitle an Optionee to receive, upon exercise of an Option, for the same aggregate cash compensation, the same total number and class or classes of shares (or in the case of a dividend of, or reclassification into, other equity securities, such other securities) he would have held after such adjustment if he had exercised his Option in full immediately prior to the event requiring the adjustment, or, if applicable, the record date for determining stockholders to be affected by such adjustment; and
(b) the number and class of shares then reserved for issuance under the Plan (or in the case of a dividend of, or reclassification into, other equity securities, such other securities) shall be adjusted by substituting for the total number and class of shares of Stock then received, the number and class or classes of shares of Stock (or in the case of a dividend on, or reclassification into, other equity securities, such other securities) that would have been received by the owner of an equal number of outstanding shares of Stock as the result of the event requiring the adjustment. Comparable rights shall accrue to each Optionee in the event of successive subdivisions, consolidations, capital adjustment, dividends or reclassifications of the character described above.

     If the Company shall distribute to all holders of its shares of Stock (including any such distribution made to non-dissenting stockholders in connection with a consolidation or merger in which the Company is the surviving corporation and in which holders of shares of Stock continue to hold shares of Stock after such merger or consolidation) evidences of indebtedness or cash or other assets (other than cash dividends payable out of consolidated retained earnings not in excess of, in any one year period, the greater of (a) $1.00 per share of Stock or (b) two times the aggregate amount of dividends per share paid during the preceding calendar year and dividends or distributions payable in shares of Stock or other equity securities of the Company described in the immediately preceding paragraph), then in each case the Optionee's exercise price specified in his Option Agreement ("Exercise Price") shall be adjusted by reducing the Option Price in effect immediately prior to the record date for the determination of stockholders entitled to receive such distribution by an amount equal to the Fair Market Value, as determined in good faith by the Board of Directors (whose determination shall be described in a statement filed in the Company's corporate records and be available for inspection by any holder of an Option) of the portion of the evidence of indebtedness or cash or other assets so to be distributed applicable to one share of Stock; provided that in no event shall the Option Price be less than the par value of a share of Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of the distribution retroactive to the record date for the determination of the stockholders entitled to receive such distribution. Comparable adjustments shall be made in the event of successive transactions of the character described above.

     If the Company shall make a tender offer for, or grant to all of its holders of its shares of Stock the right to require the Company or any subsidiary of the Company to acquire from such stockholders shares of Stock, at a price in excess of the Current Market Price (a "Put Right") or the Company shall grant to all of its holders for its shares of Stock the right to acquire shares of Stock for less than the Current Market Price (a "Purchase Right"), then, in the case of a Put Right, the Option Price shall be adjusted by multiplying the Option Price in effect immediately prior to the record date for the determination of stockholders entitled to receive such Put Right by a fraction, the numerator of which shall be the number of shares of Stock then outstanding minus the number of shares of Stock which could be purchased at the Current Market Price for the aggregate amount which would be paid if all Put Rights are exercised and the denominator of which is the number of shares of Stock which would be outstanding if all Put Rights are exercised; and, in the case of a Purchase Right, the Option Price shall be adjusted by multiplying the Option Price in effect immediately prior to the record date for the determination of the stockholders entitled to receive such Purchase Right by a fraction, the numerator of which shall be the number of shares of Stock then outstanding plus the number of shares of Stock which could be purchased at the Current Market Price for the aggregate amount which would be paid if all Purchase Rights are exercised and the denominator of which is the number of shares of Stock which would be outstanding if all Purchase Rights are exercised. In addition, the number of shares subject to the Option shall be increased by multiplying the number of shares then subject to the Option by a fraction which is the inverse of the fraction used to adjust the Option Price. Notwithstanding the foregoing, if any such Put Rights or Purchase Rights shall terminate without being exercised, the Option Price and number of shares subject to the Option shall be appropriately readjusted to reflect the Option Price and number of shares subject to the Option which would have been in effect if such unexercised Rights had never existed. Comparable adjustments shall be made in the event of successive transactions of the character described above.

     After the merger of one or more corporations into the Company, after any consolidation of the Company and one or more corporations, or after any other corporate transaction described in Section 424(a) of the Code in which the Company shall be the surviving corporation, each Optionee, at no additional cost, shall be entitled to receive, upon any exercise of his Option, in lieu of the number of shares as to which the Option shall then be so exercised, the number and class of shares of stock or other equity securities to which the Optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation if at the time of such merger or consolidation such Optionee had been a holder of a number of shares of Stock equal to the number of shares as to which the Option shall then be so exercised and, if as a result of such merger, consolidation or other transaction, the holders of Stock are not entitled to receive any shares of Stock pursuant to the terms thereof, each Optionee, at no additional cost shall be entitled to receive, upon exercise of his Option, such other assets and property, including cash to which he would have been entitled if at the time of such merger, consolidation or other transaction he had been the holder of the number of shares of Stock equal to the number of shares as to which the Option shall then be so exercised. Comparable rights shall accrue to each Optionee in the event of successive mergers or consolidations of the character described above.

     After a merger of the Company into one or more corporations, after a consolidation of the Company and one or more corporations, or after any other corporate transaction described in Section 424(a) of the Code in which the Company is not the surviving corporation, each Optionee shall, at no additional cost, be entitled at the option of the surviving corporation (i) to have his then existing Option assumed or have a new option substituted for the existing Option by the surviving corporation to the transaction which is then employing him, or a parent or subsidiary of such corporation, on a basis where the excess of the aggregate fair market value of the shares subject to the Option immediately after the substitution or assumption over the aggregate Option Price of such option is equal to the excess of the aggregate fair market value of all shares subject to the option immediately before such substitution or assumption over the aggregate Option Price of such shares, provided that the shares subject to the new option must be traded on the New York or American Stock Exchange or quoted on the National Association of Securities Dealers Automated Quotation System, or (ii) to receive, upon any exercise of his Option, in lieu of the number of shares as to which the Option shall then be so exercised, the securities, property and other assets, including cash, to which the Optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation or the agreement giving rise to the other corporate transaction if at the time of such merger, consolidation or other transaction such Optionee had been the holder of the number of shares of Stock equal to the number of shares as to which the Option shall then be so exercised.

     If a corporate transaction described in Section 424(a) of the Code which involves the Company is to take place and there is to be no surviving corporation while an Option remains in whole or in part unexercised, it shall be canceled by the Board of Directors as of the effective date of any such corporate transaction but before that date each Optionee shall be provided with a notice of such cancellation and shall have the right to exercise such Option in full (without regard to any vesting limitations set forth in, or imposed pursuant to, preceding provisions of this Plan or the Option Agreement) to the extent it is then still unexercised during a 30-day period preceding the effective date of such corporate transaction.

     For purposes of this Section, Current Market Price per share of Stock shall mean the last reported price for the Stock in the New York Stock
Exchange -- Composite Transaction listing on the trading day immediately preceding the first trading day on which, as a result of the establishment of a record date or otherwise, the trading price reflects that an acquirer of Stock in the public market will not participate in or receive the payment of any applicable dividend or distribution; provided, however, that if there is no closing price for the stock as so reported on that date or if, in the discretion of the Committee, another means of determining the fair value of the shares of stock at such date shall be necessary or advisable, the Committee may provide for another means for determining the Current Market Price of the Stock.

     Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock then subject to outstanding Options.

     2.5 OPTIONS CONDITIONED UPON STOCKHOLDER APPROVAL OF THE PLAN. No Option granted under the Plan will be exercisable before the stockholders of the Company approve the Plan.

                                  ARTICLE III
                                    OPTIONS

     3.1 AUTOMATIC ANNUAL GRANTS. Except for any October 31 on which he receives an Option under the Quanex Corporation 1989 Non-Employee Director Stock Option Plan, subject to the approval of the Plan by the stockholders of the Company and the availability under the Plan of a sufficient number of shares of Stock that may be issued upon the exercise of outstanding Options, each Non-Employee Director who is a director of the Company on any October 31 while this Plan is in effect shall be granted on each such October 31 an Option to purchase such number of shares of Stock as is determined by the Board of Directors.

     3.2 AMOUNT EXERCISABLE -- AUTOMATIC ANNUAL GRANTS. Subject to Section 2.5, each Option granted pursuant to Section 3.1 is exercisable in full immediately upon the date of grant.

     3.3 GRANTS FOR NEW DIRECTORS. Subject to the approval of the Plan by the stockholders of the Company and the availability under the Plan of a sufficient number of shares of Stock that may be issued upon the exercise of outstanding options, there shall be granted under the Plan to each Non-Employee Director who was not granted an Option under the Quanex Corporation 1987 Non-Employee Director Stock Option Plan as of the date upon which such Non-Employee Director shall have continuously served as a director of the Company for a period of one year an Option to purchase such number of shares of Stock as is determined by the Board of Directors. Upon the receipt of an Option under the Plan pursuant to this Section 3.3, the Optionee shall not be eligible to receive another Option for new Non-Employee Directors pursuant to this Section 3.3. Nothing in this
Section 3.3 shall affect the eligibility of an Optionee to receive an Option pursuant to Section 3.1.

     3.4 AMOUNT EXERCISABLE -- GRANTS FOR NEW DIRECTORS. Each Option Agreement for an Option granted pursuant to Section 3.3 shall contain the following terms of exercise:

          (a) No Option granted under Section 3.3 of the Plan may be exercised until the Optionee has served as a director of the Company for one year following the date of grant;

          (b) beginning on the day after the first anniversary of the date of grant, the Option may be exercised up to 1/3 of the shares subject to the Option;

          (c) after the expiration of each succeeding anniversary date of the date of grant, the Option may be exercised up to an additional 1/3 of the shares subject to the Option, so that after the expiration of the third anniversary of the date of grant, the Option shall be exercisable in full; and

          (d) to the extent not exercised, installments shall be cumulative and may be exercised in whole or in part until the Option expires on the tenth anniversary of the date of the grant.

     3.5 OPTION PRICE. The price at which Stock may be purchased under an Option shall be equal to 100% of the Fair Market Value of the shares of Stock on the date the Option is granted.

     3.6 DURATION OF OPTIONS. Each Option awarded, to the extent it shall not previously have been exercised, shall terminate on the earlier of the following dates:

          (i) on the last day within the three month period commencing on the date on which the Optionee ceases to be a director of the Company, for any reason other than death, Retirement or Disability; or

          (ii)  ten years after the date of grant of such Option.

     If the Optionee ceases to be a director of the Company for any reason other than his death, Disability or Retirement, his Option shall not continue to vest after such cessation of service as a director. If the Optionee ceases to be a director of the Company due to his death, Disability or Retirement, his Option shall continue to vest after such cessation of service as a director until the Option expires ten years after the grant of the Option.

     3.7 DEATH OF AN OPTIONEE. Upon the death of an Optionee prior to the expiration of his Option, his executors, administrators or any person or persons to whom his Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the expiration date of the Option to exercise the Option with respect to the number of shares that the Optionee would have been entitled to exercise if he were still alive.

     3.8 EXERCISE OF OPTIONS. An Optionee may exercise his Option by delivering to the Company a written notice stating (i) that he wishes to exercise such Option on the date such notice is so delivered, (ii) the number of shares of Stock with respect to which such Option is to be exercised and (iii) the address to which the certificate representing such shares of Stock should be mailed. In order to be effective, such written notice shall be accompanied by payment of the option price of such shares of Stock. Each such payment shall be made by cashier's check drawn on a national banking association and payable to the order of the Company in United States dollars.

     If, at the time of receipt by the Company of such written notice, (i) the Company has unrestricted surplus in an amount not less than the option price of such shares of Stock, (ii) all accrued cumulative preferential dividends and other current preferential dividends on all outstanding shares of preferred Stock of the Company have been fully paid, (iii) the acquisition by the Company of its own shares of Stock for the purpose of enabling such Optionee to exercise such Option is otherwise permitted by applicable law and without any vote or consent of any stockholder of the Company, and (iv) there shall have been adopted, and there shall be in full force and effect, a resolution of the Board of Directors of the Company authorizing the acquisition by the Company of its own shares of Stock for such purpose, then such Optionee may deliver to the Company, in payment of the option price of the shares of Stock with respect to which such Option is exercised, (x) certificates registered in the name of such Optionee that represent a number of shares of Stock legally and beneficially owned by such Optionee (free of all liens, claims and encumbrances of every kind) and having a Fair Market Value on the date of receipt by the Company of such written notice that is not greater than the option price of the shares of Stock with respect to which such Option is to be exercised, such certificates to be accompanied by Stock powers duly endorsed in blank by the record holder of the shares of Stock represented by such certificates, with the signature of such record holder guaranteed by a national banking association, and (y) if the option price of the shares of Stock with respect to which such Option is to be exercised exceeds such Fair Market Value, a cashier's check drawn on a national banking association and payable to the order of the Company in an amount, in United States dollars, equal to the amount of such excess. Notwithstanding the provisions of the immediately preceding sentence, the Treasurer of the Company, in his sole discretion, may refuse to accept shares of Stock in payment of the option price of the shares of Stock with respect to which such Option is to be exercised and, in that event, any certificates representing shares of Stock that were received by the Company with such written notice shall be returned to such Optionee, together with notice by the Company to such Optionee of the refusal of the Treasurer of the Company to accept such shares of Stock. If, at the expiration of seven business days after the delivery to such Optionee of such written notice from the Company, such Optionee shall not have delivered to the Company a cashier's check drawn on a national banking association and payable to the order of the Company in an amount, in United States dollars, equal to the option price of the shares of Stock with respect to which such Option is to be exercised, such written notice from the Optionee to the Company shall be ineffective to exercise such Option.

     As promptly as practicable after the receipt by the Company of (i) such written notice from the Optionee and (ii) payment, in the form required by the foregoing provisions of this Section 3.8, of the option price of the shares of Stock with respect to which such Option is to be exercised, a certificate representing the number of shares of Stock with respect to which such Option has been so exercised, such certificate to be registered in the name of such Optionee, provided that such delivery shall be considered to have been made when such certificate shall have been mailed, postage prepaid, to such Optionee at the address specified for such purpose in such written notice from the Optionee to the Company.

     3.9 FORM OF OPTIONS. All Options granted under this Plan will be nonqualified stock options that are not intended to qualify as incentive stock options under section 422 of the Internal Revenue Code of 1986, as amended.

     3.10 WRITTEN AGREEMENT. Each Option shall be embodied in a written Option Agreement which shall be subject to the terms and conditions of this Plan and shall be signed by the Optionee and by an officer of the Company.

     3.11 NO RIGHTS AS STOCKHOLDER. No Optionee shall have any rights as a stockholder with respect to Stock covered by his Option until the date a stock certificate is issued for the Stock.

                                   ARTICLE IV
                        AMENDMENT OR TERMINATION OF PLAN

     The Board of Directors of the Company may amend or terminate this Plan at any time, in its sole and absolute discretion; provided, however, that no amendment shall decrease the exercise price for Options below the Fair Market Value of the Stock at the time it is granted.

                                   ARTICLE V
                                 MISCELLANEOUS

     5.1 NO RETENTION OBLIGATION. The granting of any Option shall not impose upon the Company any obligation to continue to retain the Optionee's services as a director of the Company.

     5.2 TAXES. The Company shall not be obligated to advise an Optionee of the existence of any tax that may apply with respect to the grant or exercise of an Option.

     5.3 GENDER. If the context requires, words of one gender when used in this Plan shall include the others and words used in the singular or plural shall include the other.

     5.4 HEADINGS. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of this Plan and shall not be used in construing the terms of this Plan.

     5.5 OTHER COMPENSATION. The adoption of this Plan shall not affect any other compensation in effect for the Non-Employee Directors, nor shall this Plan preclude the Company from establishing any other forms of compensation for Non-Employee Directors.

     5.6 OTHER OPTIONS. The grant of an Option shall not confer upon an Optionee the right to receive any future or other Options under this Plan.

     5.7 ARBITRATION OF DISPUTES. Any controversy arising out of or relating to the Plan or an Option Agreement shall be resolved by arbitration conducted pursuant to the arbitration rules of the American Arbitration Association. The arbitration shall be final and binding on the parties.

     5.8 GOVERNING LAW. The provisions of this Plan shall be construed, administered, and governed under the laws of the State of Texas.

PROXY                          QUANEX CORPORATION
                     PROXY SOLICITED BY BOARD OF DIRECTORS

      IF NO SPECIFICATION IS MADE, PROXIES WILL VOTE FOR THE ELECTION OF THE NOMINEES NAMED ON THE REVERSE SIDE OR ANY SUBSTITUTE FOR THEM AND FOR ITEMS 2 THROUGH 3, AS RECOMMENDED BY THE BOARD OF DIRECTORS.

      The undersigned shareholder(s) of Quanex Corporation hereby appoints Michael J. Sebastian and Gerald B. Haeckel, and either of them, proxies of the undersigned with power of substitution to vote, as designated on the reverse side of this card, all shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at the Doubletree Hotel, 2001 Post Oak Blvd., Houston, Texas on February 26, 1998, at 8:30 A.M., C.S.T., or at any adjournment or adjournments thereof, on the matters described in the enclosed Proxy Statement dated January 23, 1998.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

A [X] Please mark your
      votes as in this
      example.
                         FOR ALL
                         NOMINEES       WITHHOLD AUTHORITY
                      LISTED OR ANY       TO VOTE FOR ALL
                       SUBSTITUTES        NOMINEES LISTED

Item 1. To elect
        three             [  ]                 [  ]
        directors
        to serve until the Annual Meeting of
        Shareholders in 2001.

Nominees: Carl E. Pfeiffer
          Vincent R. Scorsone
          Donald G. Barger

Instructions: To withhold authority to vote for any
              nominees strike a line through his name.

                                                 FOR       AGAINST    ABSTAIN
Item 2: To consider and act upon a proposal      [ ]         [ ]        [ ]
        to adopt the Company's 1997 Non-
        Employee Director Stock Option Plan;

Item 3: To consider and act upon a proposal      [ ]         [ ]        [ ]
        to ratify the appointment of Deloitte
        & Touche LLP as independent auditors
        for the fiscal year ending
        October 31, 1998; and

Item 4: To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Signature(s):________________________________Dated:______________,1998

NOTE: Please sign your name exactly as it appears hereon.  When
      signing as attorney, executor, administrator, trustee or        WILL   [ ]
      guardian, please give your full title as it appears hereon.     ATTEND
      When signing as joint tenants, all parties in the joint         MEETING
      tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer.